Exhibit 21
                          List of Subsidiaries
                                    of
                              Rollins, Inc.

The following list sets forth subsidiaries of Rollins, Inc.
Each corporation whose name is indented is a wholly-owned subsidiary of the corporation next above which is not indented.

    Name                                     State of Incorporation

Orkin Exterminating Company, Inc.                    Delaware
    Dettlebach Pesticide Corporation                 Georgia
    Kinro Advertising Company                        Delaware
    Orkin Expansion, Inc.                            Delaware
    Orkin S.A. de C.V.                               Mexico

Rollins Continental, Inc.                            New York

Rollins Expansion, Inc.                              Delaware

Rollins Management Services, Inc.                    Delaware

Rollins Supply, Inc.                                 Delaware

Red Diamond Insurance Co.                            Vermont